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                                                                       EXHIBIT 5

                                [Letterhead of]

                            CRAVATH, SWAINE & MOORE

                                                                November 4, 1997

                          Time Warner Companies, Inc.

Ladies and Gentlemen:

     We have acted as counsel for Time Warner Companies, Inc., a Delaware corporation ("TWC"), in connection with the Registration Statement on Form S-3 (the "Registration Statement") being filed by TWC with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the guarantee by TWC (the "Guarantee") of all of the outstanding, publicly traded indebtedness of Turner Broadcasting System, Inc., a Georgia corporation ("TBS"). The Guarantee will be contained in a Second Supplemental Indenture (the "Supplemental Indenture"), among TBS, TWC, Time Warner Inc., a Delaware corporation, and The Chase Manhattan Bank (the "Trustee"), as successor Trustee, to the Indenture dated as of May 15, 1993, as amended by one or more supplements thereto (such Indenture, as so supplemented being called the "Indenture"), between TBS and the Trustee.

     In connection with the foregoing, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purposes of this opinion, including (a) the Restated Certificate of Incorporation, as amended, of TWC, (b) the By-laws, as amended, of TWC, (c) the Indenture, (d) the form of the Supplemental Indenture and (e) the resolutions of the Board of Directors of TWC authorizing the Guarantee.

     Based upon the foregoing and subject to the qualifications hereinafter set forth, we are of opinion that:

          1. TWC is a corporation validly existing and in good standing under the laws of the State of Delaware.

          2. The Supplemental Indenture containing the Guarantee, when duly authorized, executed, authenticated or countersigned and delivered in accordance with the provisions of the Indenture, will constitute a legal, valid and binding obligation of TWC, entitled to the benefits of the Indenture and enforceable against TWC in accordance with its terms.

     Our opinion set forth above in paragraph 2 is subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors' rights generally from time to time in effect. The enforceability of TWC's obligations is also subject to general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether such enforceability is considered in a proceeding in equity or at law.

     We are aware that we are referred to under the heading "Legal Opinions" in the prospectus forming a part of the Registration Statement, and we hereby consent to such use of our name therein and the filing of this opinion as
Exhibit 5 to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

                                          Very truly yours,

                                          /s/ CRAVATH, SWAINE & MOORE

Time Warner Companies, Inc.
75 Rockefeller Plaza
New York, NY 10019